EXHIBIT (2)(r)(1)
THE CUSHING MLP TOTAL RETURN FUND
SWANK ENERGY INCOME ADVISORS, LP
CODE OF ETHICS
1.	Purposes
     This Code of Ethics (the “Code”) has been adopted by The Cushing MLP Total Return Fund (the “Fund”) and Swank Energy Income Advisors, LP (the “Investment Adviser”), in accordance with Rule 17j-1(c) promulgated under the Investment Company Act of 1940 (the “Act”). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities Held or to be Acquired (defined in Section 2(k) of this Code) by investment companies, if effected by associated persons of such companies. The purpose of this Code is to adopt provisions reasonably necessary to prevent Access Persons from engaging in any unlawful conduct as set out in Rule 17j-1(b) as follows:
     It is unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the investment company:
(a)	To employ any device, scheme or artifice to defraud the investment company;

(b)	To make any untrue statement of a material fact to the investment company or omit to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the investment company; or

(d)	To engage in any manipulative practice with respect to the investment company.
2.	Definitions
(a)	“Access Person” means any director, trustee, officer or Advisory Person of the Fund or Investment Adviser.

(b)	“Advisory Person” means (i) any employee of the Investment Adviser (or any company in a control relationship to the Investment Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities for the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Investment Adviser who obtains information concerning recommendations regarding the purchase or sale of securities by the Fund.

(c)	“Beneficial ownership” will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is subject to the provisions of Section 16 of the Exchange Act and the rules and regulations thereunder.

(d)	“Control” has the same meaning as in Section 2(a)(9) of the Act.

(e)	“Covered Security” has the same meaning as in Section 2(a)(36) of the Act, except that it will not include direct obligations of the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares of money market funds and open-end funds other than open-end funds registered under the Act advised by the Investment Adviser or whose investment adviser or principal underwriter controls, is controlled by or is under common control with the Investment Adviser.

(f)	“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

(g)	“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

(h)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(i)	“Security Held or to be Acquired” by the Fund means: (i) any Covered Security which, within the most recent 15 days, is or has been held by the Fund or other client of the Investment Adviser or is being or has been considered by the Investment Adviser for purchase by the Fund or other client of the Investment Adviser; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section 2(k)(i) of this Code.
3. Statement of Principles
     It is understood that the following general fiduciary principles govern the personal investment activities of Access Persons:
(a)	the duty to at all times place the interests of shareholders and other clients of the Investment Adviser first;

(b)	the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

(c)	the fundamental standard that Investment Personnel (as defined in Rule 17j-1(a)(7) of the Act) may not take inappropriate advantage of their position; and

(d)	all personal transactions must be oriented toward investment, not short-term or speculative trading.
     It is further understood that the procedures, reporting and recordkeeping requirements set out below are adopted and certified by the Investment Adviser as reasonably necessary to prevent Access Persons from violating the provisions of this Code.
4.	Procedures to be followed regarding Personal Investments by Access Persons
(a)	Pre-clearance requirement. Each Access Person must obtain prior written approval from his or her group head (or designee) and from the Investment Adviser’s compliance department before transacting in any Covered Security based on certain guidelines set out from time to time by the Investment Adviser’s compliance department. For details regarding transactions in mutual funds, see Section 4(e).

(b)	Brokerage transaction reporting requirement. Each Access Person must direct the broker for all of his or her accounts and the accounts of any person of which he or she is deemed to be a beneficial owner to provide broker trade confirmations to the Fund’s or the Investment Adviser’s Chief Compliance Officer, unless an exception has been granted by the Fund’s or the Investment Adviser’s Chief Compliance Officer. Each Access Person to whom an exception to the designated broker requirement has been granted must instruct his or her broker to forward all trade confirms and monthly statements to the Fund’s or the Investment Adviser’s Chief Compliance Officer.

(c)	Initial public offerings (new issues). Access Persons are prohibited from participating in Initial Public Offerings, whether or not Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. or any of its affiliates is an underwriter of the new issue, while the issue is in syndication.

(d)	Minimum investment holding period. Each Access Person is subject to a 60-day minimum holding period for personal transactions in Covered Securities. An exception to this minimum holding period requirement may be granted in the case of hardship as determined by the Fund’s or the Investment Adviser’s Chief Compliance Officer.

(e)	Mutual funds. Each Access Person must pre-clear transactions in shares of closed-end Funds with the Fund’s or the Investment Adviser’s Chief Compliance Officer, as they would with any other Covered Security. See Section 4(a). Each Access Person must obtain pre-clearance from his or her group head (or designee) before buying or selling shares in an open-end Fund or a sub-advised Fund managed by the Investment Adviser if such Access Person has had recent dealings or responsibilities regarding such mutual fund.

(f)	Limited offerings. An Access Person may participate in a limited offering only with advance notification to the Investment Adviser’s compliance department and with written approval of such Access Person’s group head (or designee).

(g)	Blackout periods: Advisory Persons are subject to blackout periods 7 calendar days before and after the trade date of a Covered Security where such Advisory Person makes, participates in, or obtains information regarding the purchase or sale of such Covered Security for any of their client accounts. In addition, Access Persons are prohibited from executing a transaction in a Covered Security during a period in which there is a pending buy or sell order on the Investment Adviser’s trading desk.

(h)	Prohibitions. Short sales are generally prohibited. Transactions in options, rights, warrants, or other short-term securities and in futures contracts (unless for bona fide hedging) are prohibited, except for purchases of options on widely traded indices specified by the Investment Adviser’s compliance department.

(i)	Securities of Morgan Stanley & Co. Incorporated or Deutsche Bank Securities Inc. All transactions in securities issued by Morgan Stanley & Co. Incorporated or Deutsche Bank Securities Inc. must be pre-cleared with the Fund’s or the Investment Adviser’s Chief Compliance Officer.

(j)	Each Advisory Person must disclose any potential conflict of interest (personal or professional) to his or her group head either prior to or at the time of making any recommendation that may result in the purchase or sale of securities for the Fund.
5.	Reporting Requirements
(a)	Every Access Person must report to the Investment Adviser:
(i)	Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information: (A) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (B) the name of any broker; dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (C) the date that the report is submitted by the Access Person.

(ii)	Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership: (A) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved; (B) the nature of the transaction; (C) the price of the Covered Security at which the transaction was effected; (D) the name of the broker, dealer or bank with or through which the transaction was effected; and (E) the date that the report is submitted by the Access Person.

(iii)	New Account Report. No later than 10 days after the calendar quarter, with respect to any account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person: (A) the name of the broker, dealer or bank with whom the Access Person established the account; (B) the date the account was established; and (C) the date that the report is submitted by the Access Person.

(iv)	Annual Holdings Report. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted): (A) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (B) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person: and (C) the date that the report is submitted by the Access Person.
(b)	Exceptions from the Reporting Requirements.
(i)	Notwithstanding the provisions of Section 5(a), no Access Person will be required to make:
A.	a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

B.	a Quarterly Transaction or New Account Report under Sections 5(a)(ii) or (iii) if the report would duplicate information contained in broker trade confirmations or account statements received by the Investment Adviser with respect to the Access Person no later than 10 days after the calendar quarter end, if all of the information required by Sections 5(a)(ii) or (iii), as the case may be, is contained in the broker trade confirmations or account statements, or in the records of the Investment Adviser.
(ii)	Notwithstanding the provisions of Section 5(a), a trustee of the Fund who is not an “interested person” as defined under the Act, and who would be required to make a report solely by reason of being a trustee of the Fund, is not required to make a initial holdings report or quarterly transaction report as described in Section 5(a), provided that the trustee neither knew nor, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known that, during the 15-day period immediately before or after the trustee’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Investment Adviser considered purchasing or selling the Covered Security.
(c)	Each Access Person will promptly report any transaction which is, or might appear to be, in violation of this Code. Such report will contain the information required in Quarterly Transaction Reports filed pursuant to Section 5(a)(ii).

(d)	All reports prepared pursuant to this Section 5 will be filed with the appropriate compliance personnel designated by the Investment Adviser and reviewed in accordance with procedures adopted by such personnel.

(e)	The Investment Adviser will identify all Access Persons who are required to file reports pursuant to this Section 5 and will inform them of their reporting obligation.

(f)	The Investment Adviser no less frequently than annually will furnish to the Fund’s Board of Trustees for their consideration a written report that:
(i)	describes any issues under this Code or related procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(ii)	certifies that the Investment Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.
6.	Recordkeeping Requirements
     The Investment Adviser must at its principal place of business maintain records in the manner and extent set out in this Section of this Code and must make available to the Securities and Exchange Commission (“SEC”) at any time and from time to time for reasonable, periodic, special or other examination:
(a)	A copy of its code of ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(b)	A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(c)	A copy of each report made by an Access Person as required by Section 5(a) including any information provided in lieu of a quarterly transaction report, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

(d)	A record of all persons, currently or within the past five years, who are or were required to make reports as Access Persons or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

(e)	A copy of each report required by 5(f) above must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.
     A record of any decision and the reasons supporting the decision to approve the acquisition by Access Persons of securities under Section 4(f) above, for at least five years after the end of the fiscal year in which the approval is granted.
7.	Sanctions
     Upon discovering a violation of this Code, the Investment Adviser may impose such sanctions as they deem appropriate, including, inter alia, financial penalty, a letter of censure or suspension or termination of the employment of the violator.
Adopted: July 16, 2007
Amended: August 16, 2007